SETTLEMENT AGREEMENT

     This Settlement Agreement (the "Agreement") is made effective as of February 14, 1997, by and among Matt Carroll ("Carroll"), Francis Farley ("Farley"), and Cheryl Hannant ("Hannant") (collectively, the "Sellers") and Edward R. Meyer ("Meyer"), (Carroll, Farley, Hannant, and Meyer shall collectively be referred to as the Carroll Group), and NewCare Health Corporation ("NewCare"), Spectrum Health Services, Inc. ("Spectrum") and Robert W. Bell ("Bell").
                            BACKGROUND

     1. The Carroll Group owns and holds certain Promissory Notes dated September 1, 1994, executed and delivered by NewCare to them in connection with NewCare's acquisition of all outstanding stock of Spectrum (the "NewCare Notes") and merger of Spectrum into Acquisition Company, NewCare's wholly owned subsidiary. The Sellers own and hold certain promissory notes dated August 31, 1994, executed and delivered by Spectrum to evidence outstanding obligations owed by Spectrum to Sellers as of that date (the "Spectrum Notes"). (The NewCare Notes and the Spectrum will collectively be referred to as the "Notes"). The Notes are secured by a pledge of all outstanding stock of Spectrum (the "Stock"). In addition to the Notes, the Stock secures the payment of all other obligations of NewCare to Sellers under the Supplement to Agreement among NewCare Health Corporation, NewCare Acquisition Corporation, and Spectrum Health Services, Inc. dated August 5, 1994, and the Plan and Agreement of Merger dated August 5, 1994 (collectively, the "Agreements").
The pledge of the Stock is evidenced by a Security Agreement dated September 1, 1994 (the "Security Agreement"). The pledge of the Stock is properly perfected by Sellers' possession of the single certificate evidencing all outstanding stock of Spectrum.

     2. NewCare is in default under the terms of the NewCare Notes by, among other defaults, its failure to make the principal payments due under the Notes on September 1, 1995. NewCare also is in default under the NewCare Notes by its failure to make the monthly interest payments due under the NewCare Notes for May, June, July, October, November, December, 1995, and January, February, March and April, 1996. Spectrum is in default under the terms of the Spectrum Notes by its failure to make the monthly payments due under the Spectrum Notes.

     3. NewCare and Spectrum are also in default in their obligations under the Agreements by their failure to distribute to Sellers prior period profits.

     4. On June 25, 1996, the Carroll Group, NewCare, Spectrum and Bell entered into a Forbearance Agreement whereby the Carroll Group agreed to forbear from immediately taking action against NewCare and Spectrum to collect the amounts outstanding under the Notes and the Supplemental Agreement and agreed to forbear from exercising their rights against the Spectrum stock pursuant to the Security Agreement.

     5. On October 21, 1996, the Carroll Group filed a lawsuit against NewCare and Bell. NewCare and Bell have answered the Complaint, filed Affirmative Defenses, and asserted a Counterclaim. The pending lawsuit shall be referred to as the "Litigation".

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises contained herein, Sellers, NewCare, Spectrum, and Bell agree as follows:

                              TERMS
I.   BACKGROUND

     The parties agree that the background is true and correct and is therefore incorporated into this Agreement by this reference.

II.  CONSIDERATION

     In consideration of the making of this Agreement, the promises and releases set forth below, and other good and valuable consideration, the receipt of which are hereby acknowledged, the Carroll Group, NewCare, Spectrum, and Bell have entered into this Agreement intending to be legally bound.

III. PAYMENT OF OBLIGATIONS

     NewCare will pay the Carroll Group the amount of $6,000,000, plus interest accruing as provided in paragraph IV below as follows:

               a. $1,000,000 will be wired to Williams, Reed, Weinstein, Schifino & Mangione, P.A.'s trust account on Friday, February 21, 1997;

               b. $1,000,000 will be wired to Williams, Reed, Weinstein, Schifino & Mangione, P.A.'s trust account when NewCare receives proceeds from the refinancing of the nursing home located in Fitzgerald, Georgia, or within forty-five (45) days after February 14, 1997, whichever occurs first; and

               c. $4,000,000 will be wired to Williams, Reed, Weinstein, Schifino & Mangione, P.A.'s trust account within one hundred twenty (120) days after February 14, 1997.

IV.  INTEREST

     Commencing on February 21, 1997, interest will accrue at 8.75% per annum on the unpaid balance remaining due and owing and shall be paid contemporaneously with the payment described in paragraph III(c) above.

V.   MORTGAGE

     Contemporaneously with the execution of this Agreement, NewCare will grant the Carroll Group a security interest in the form of a third mortgage, a copy of which is attached hereto as Exhibit "A", on the Oak Manor Facility securing the entire amount of the obligation due the Carroll Group pursuant to paragraph III herein. Williams, Reed, Weinstein, Schifino & Mangione, P.A. will hold the mortgage in escrow and the mortgage will only be recorded in the event that NewCare fails to pay any of the obligations set forth in paragraph III, above, or otherwise defaults under this Agreement. In the event NewCare fails to pay any of the obligation set forth in paragraph III above, NewCare shall pay all costs associated with the execution and recording of the mortgage and other security documents, including, but not limited to, documentary stamps taxes, intangible taxes and recording fees and such costs, if not paid directly by NewCare, shall be advanced by the Carroll Group and added to the amount of the obligations to be paid pursuant to paragraph III, above. The mortgage will be returned to NewCare upon satisfaction of all of NewCare's obligations set forth in paragraph III above. NewCare agrees that it will not grant or permit any other liens or encumbrances on the facility pledged or secured until the obligations set forth in paragraph III is satisfied.

VI.  NCS HEALTHCARE OF FLORIDA, INC. HOLD BACK

     Contemporaneously with the execution of this Agreement, all monies held by NCS Healthcare of Florida, Inc. ("NCS") as a hold back in connection with the sale of Spectrum's assets to NCS will be assigned by NewCare to the Carroll Group. The assignment shall be in the form attached hereto as Exhibit "B". The amount held by NCS as a hold back is $500,000. NewCare makes no representations or warranties as to the specific amount which will be collected by the Carroll Group from the NCS hold back amount.

VII. SPECTRUM RECEIVABLES

     Contemporaneously with the execution of this Agreement, NewCare shall assign to the Carroll Group all of Spectrum's remaining accounts receivable. The Assignment shall be in the form attached hereto as Exhibit "B". A description of the receivables being assigned is attached hereto as Exhibit "C". NewCare makes no representations or warranties as to the specific amount which will be collected by the Carroll Group from such accounts receivable.

VIII.     ASSIGNMENT OF STOCK

     The Carroll Group shall transfer to NewCare, or its designees, 1.2 million shares of NewCare stock upon full payment of the obligations set forth in paragraph III above.

IX.  REPURCHASE OF NEWCARE STOCK

     NewCare agrees to purchase 300,000 shares of NewCare stock from the Carroll Group at an agreed upon purchase price of $3.50 per share. The Carroll Group shall have the option to put the 300,000 shares, or any portion of the 300,000 shares, to NewCare, on or after February 1, 1999. There shall be no restriction on the Carroll Group's ability to otherwise sell the 300,000 shares of NewCare stock, or any portion thereof. However, the Carroll Group will grant NewCare a right of first refusal to purchase the shares at the market price for a period of thirty (30) days prior to any sale to a third party. NewCare's obligation to repurchase the 300,000 shares will terminate if the closing price of NewCare common stock equals or exceeds $4.00 for thirty (30) consecutive trading days during the two year period. If the price of the NewCare stock does not reach $4.00 for thirty (30) consecutive trading days during the two year period, the Carroll Group will have the option of either (i) putting the stock to NewCare at $3.50 per share during the thirty
(30) day period beginning the day after the last day of such two year period or (ii) retaining the stock. In the event of a sale of NewCare, a merger, or a sale or transfer of substantially all of NewCare's assets or stock, NewCare, or the surviving or acquiring entity, will be immediately obligated to purchase the 300,000 shares at $3.50 per share prior to the sale, merger or transfer.

X.   MUTUAL GENERAL RELEASES

     The parties to the Agreement shall execute the General Releases attached hereto as Composite Exhibit "D". However, nothing contained in this Agreement, or the Exhibits attached hereto, shall relieve any party from their obligations under this Agreement.

XI.  HCRx AND FEINBERG LITIGATION

     The Carroll Group shall pay HCRx and Feinberg those amounts identified as due them in the schedule attached to the document titled First Amendment to Forbearance Agreement. NewCare and/or Spectrum shall be obligated to pay any additional monies allegedly due and owing to HCRx and Feinberg. The Carroll Group will use its best efforts to obtain a Release for the benefit of NewCare and Spectrum from HCRx and Feinberg.

XII. RELEASE OF CLAIMS AND WAIVER OF DEFENSE

     NewCare and Bell hereby irrevocably waive any and all defenses which they may have to the enforcement of the this Agreement and all defenses, demands, claims or counterclaims have been or could have been raised in the Litigation. NewCare also waives any other claims which it may have against the Carroll Group or Glenn Gullo.

XIII.     EVENT OF DEFAULT

     In the event that NewCare fails to make any of the payments set forth in paragraph III above, on the date due, NewCare hereby consents to, and the Court shall immediately enter, ex-parte, a Final Judgment in the amounts remaining unpaid under paragraphs 3 and 4 above and providing for the foreclosure of the lien evidenced by the mortgage referenced in paragraph V above. Similarly, if NewCare fails to comply with the obligations set forth in paragraph IX herein, and fails to repurchase 300,000 shares of NewCare stock from the Carroll Group at $3.50 per share upon request by the Carroll Group, NewCare will stipulate to the entry of an ex-parte judgment in the amount of $1,050,000. Upon payment of the $1,050,000 the Carroll Group will deliver the 300,000 shares to NewCare.

XIII.     STAY OF LITIGATION

     The Litigation presently pending shall be stayed pending NewCare's compliance with the obligations set forth in paragraph III above. Upon satisfaction of the obligations set forth in paragraph III above, the Carroll Group, NewCare and Bell shall dismiss the pending litigation with prejudice. The dismissal with prejudice shall not preclude the parties from enforcing any of their rights herein.

XIV. COST OF LITIGATION

     Each party hereto shall bear their own attorneys fees and costs incurred in connection with the Litigation.

XV.  SALE OR TRANSFER OF A MAJORITY OF SPECTRUM OR NEWCARE ASSETS OR STOCK

     NewCare shall keep its business and properties substantially intact and in its current form, including its present operations, physical facilities, working conditions and relationships with affiliates, suppliers and customers until NewCare has complied with the obligations set forth in paragraph III above. In the event that a majority of NewCare's assets or stock are sold or transferred, or in the event NewCare merges, all amounts owed to the Carroll Group pursuant to paragraphs III and IX herein will immediately become due and payable.

XVI. STATUS REPORTS

     Within sixty (60) days after approval of this Agreement by NewCare's Board of Directors, NewCare will provide the Carroll Group with the status of NewCare's efforts to obtain financing in connection with its obligation to pay the Carroll Group the remaining balance of $4,000,000.

XVII.     EXECUTION

     This Agreement may be executed in counter parts and shall be binding only on those parties who have executed the Agreement. Any party failing to execute this Agreement shall not be entitled to claim any benefits or exercise any rights hereunder. The failure of any party to execute this Agreement shall have no effect on the enforceability of this Agreement as to the executing parties.

XVIII.    MATT CARROLL'S RESIGNATION

     Matt Carroll shall resign as a NewCare Board member upon the execution of this Agreement and approval of this Agreement by the NewCare Board.

IXX. ENTIRE AGREEMENT

     This Agreement constitutes the entire agreement between the parties hereto as to the subject matter hereof and there are not other prior or contemporaneous agreements, understandings, promises, representations, or warranties between or among the parties with regard thereto. This Agreement shall not be modified unless such modification is in writing and is executed by all parties to be bound by such modification.

XXI. GOVERNING LAW

     The parties agree that this Agreement will be governed by and construed in accordance with Florida law.

XXII.     BOARD APPROVAL

     This Agreement shall be null and void unless approved by NewCare's Board of Directors by on or before February 14, 1997.

                        /s/ Matt Carroll
                            Matt Carroll

                        /s/ Francis Farley
                            Francis Farley

                        /s/ Cheryl Hannant
                            Cheryl Hannant

                        /s/ Edward R. Meyer
                            Edward R. Meyer

                            ____________________________________________
                            Glenn Gullo

                            NewCare Health Corporation, a Nevada
                            corporation

                            By:       /s/ Ashok Dalal
                            Name (Print): Ashok Dalal
                            Title (Print):______________________________

                            Spectrum Health Services, Inc., a Florida corporation

                            By:       /s/ Ashok Dalal
                            Name (Print): Ashok Dalal
                            Title (Print):______________________________

                            ____________________________________________
                            Robert W. Bell, Sr.